CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into as of this 1st day of November 2018 (the "Effective Date"), by and between PearTrack Security Systems, Inc. a Nevada corporation with offices at 1327 Ocean Avenue, Suite B, Santa Monica, CA 90401 (or the "Company") and MJ Management Services, Inc., a Delaware corporation with offices at 1702 Delaware Avenue, Santa Monica, CA 90401, for the services of Calli R. Bucci ("Consultant") (together the "Parties").

WHEREAS, Consultant possesses certain skills and expertise in the area of finance, accounting and public company compliance; and

WHEREAS, Company wishes to retain the services of Consultant on the terms and conditions set forth below, and

WHEREAS, Consultant is willing to provide services to the Company, on the terms and conditions set forth below.

NOW, THEREFORE, the parties agree as follows:

1.Services.  Consultant will perform the services set forth on Exhibit “A”, or as amended by mutual written agreement.  It is agreed and understood that the nature and manner of services provided hereunder shall be within Consultant’s area of professional expertise and/or historical experience.

(a)Direction.  Consultant shall be directed by and shall report to Kyle W. Withrow or his successor and the Audit Committee of the Board of Directors.

(b)Start Date.  Consultant's consulting obligations to Company shall begin on November 1, 2018.

(c)Term.  This Agreement shall commence on the Start Date and, unless earlier terminated in accordance with Section 15, shall continue up to and including November 1, 2021 (the "Term").  The Parties can automatically extend the Term in three-month increments upon mutual agreement. Any extension shall be in writing.

2.Method of Performance.  The Consultant shall determine the method, details, and means of performing and fulfilling his or her duties hereunder.

3.Other Employment.  The Company acknowledges and agrees that Consultant may assume other commitments, and has ongoing or intends to obtain engagements outside of Consultant's work for Company during the Term ("Other Engagements"); provided that Consultant fully complies with the confidentiality obligations contained in Section 9.  Consultant shall reasonably notify Company of any Other Engagements, which may pose a conflict of interest, it being understood that such notice shall allow Company sufficient basis to proceed in accordance with Section 15(b)(2), below.

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 1 of 9

4.Status as Independent Contractor; Nature of Relationship.  It is agreed and understood that the Consultant is an independent contractor and will not act as an agent nor shall he or she be deemed an employee of Consultant for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits, and worker’s compensation insurance, or otherwise.  Consultant shall not enter into any agreement or incur any obligations on Company’s behalf, or commit Company in any manner without Company’s prior written consent.

5.Resources.  Consultant shall provide such tools and facilities, as Consultant may deem necessary in the performance of Consultant's duties hereunder.  Upon Consultant's reasonable request, the Company shall provide such incidental resources to Consultant as the Company in its discretion believes may be warranted.

6.Compensation.  It is agreed and understood, that subject to the Term and performance and under Section 1, the Consultant shall be paid as set forth in Exhibit A. Consultant shall be solely responsible for and agrees that he or she will in a timely fashion pay all federal, state and other taxes on the amounts set forth in this Section. Company will pay Consultant a fee of US $12,500 to be paid to Consultant on a monthly basis.  The Consultant will receive, as part of his compensation; 500 hundred thousand (500,000) options with a ten (US $.10) cent strike price vesting quarterly over 24 months.

a)Deferred Cash Compensation.  Consultant agrees that it will defer its right to six thousand ($12,500) of her cash compensation portion of her Consulting Agreement until the Company has secured a minimum of US $250,000; and

b)Partial Deferred Cash Compensation.  Consultant agrees that it will defer five thousand ($5,000) representing the balance of the cash compensation deferral portion of her Consulting Agreement until the Company has secured a minimum of US $750,000; and

c)Cash Payment Terms.  The Consultant can elect to participate in one or more of the following options to his deferred Cash Compensation as outlined below;

a.Consultant may elect to accrue the cash component of her Consulting Fees in a Corporate Promissory Note that has a 5% coupon attached to it.  The Note will be amended each quarter that it has continued to accumulate until it is paid in full; and or

b.Consultant may convert their Consulting Fees into the Company’s common stock with a conversion strike price equal to the average trading price of the Common Stock for the twenty (20) trading day immediately preceding, up to and including, the date of the Notice of Conversion.

c.Expenses.   Consultant will be reimbursed for the reasonable expenses Consultant incurs directly in connection with services provided under the Agreement, following the submission of documentation evidencing and confirming such expenses.

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 2 of 9

7.Compliance with all Laws.  Consultant agrees that in the course of providing her services to the Company, he or she will not engage in any practice or commit any acts in violation of any federal, state or local law or ordinance.

8.Non-Disclosure Obligations.

(a)Definition of "Information."  “Information” shall mean materials, data, or information in any form, whether written, oral, digital, or otherwise, provided by or obtained from Company, Company's agents, or Company's contractors in connection with the Consultant's engagement by Company.  Technical or business information of a third person furnished or disclosed to the Consultant under this Agreement shall constitute Information of Company unless otherwise specifically indicated in writing.

(b)Confidential Information.  For purposes of this Agreement, the term "Confidential Information" shall mean Information regarding Company's business including, but not limited to, Information regarding diagnostic and medical device products, processing and manufacturing capabilities, copyrighted or patentable subject matter, research, development, innovations, inventions, designs, technology, improvements, trade secrets, business affairs and finances, customers, employees, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, data formats, and business methodologies.

(c)Consultant's Obligations.  The Consultant shall maintain all Confidential Information relating to or obtained from Company by the Consultant in confidence, and the Consultant shall use best efforts to protect and safeguard the Confidential Information.

(d)Use of Confidential Information.  Without Company's prior written approval, the Consultant: (a) shall not use Confidential Information directly or indirectly for any purpose except in connection with the services the Consultant performs on behalf of Company; and (b) shall not disclose, sell, assign, transfer, share or lease Confidential Information of Company, or make such Confidential Information available to, or make it available for the use or benefit of, any third party.

(e)Exceptions to Confidentiality Obligations.  The obligations of this Agreement shall not apply to Confidential Information which the Consultant shall demonstrate, by clear and convincing evidence:

1.is or becomes publicly available (other than through unauthorized disclosure under this Agreement);

2.is already known by the Consultant without an obligation of confidentiality prior to the disclosure thereof by Company, as evidenced by the Consultant's written records, maintained in the ordinary course, existing before the first date of Consultant's engagement with Company; or

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 3 of 9

3.is rightfully received by the Consultant from a third party free of any obligation of confidentiality.

9.Former Engagement Information.  The Consultant shall not, during the Consultant's engagement with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer, hiring party, or other person or entity with which the Consultant has an agreement or duty to keep in confidence, if any, and shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person, hiring party, or entity.

10.Court or Agency Order.  In the event the Consultant receives a subpoena or order of a court or administrative body requesting disclosure of Company’s Confidential Information, the Consultant agrees (a) that, as promptly as possible after learning of such disclosure obligation and before making such disclosure, the Consultant shall notify Company of such obligation to make such disclosure, to allow Company an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief; (b) that the Consultant shall provide such cooperation and assistance, at Company's expense, as Company may reasonably request in any effort by Company to obtain such relief; and (c) that the Consultant shall take all appropriate steps to limit the amount and scope of Confidential Information so disclosed and to protect its confidentiality.

11.Non-Solicitation.  The Consultant agrees not to solicit or encourage employees of Consultant to work for a Competitor during the Term, and for a period of one year after expiration of the Term. "Competitor" means any person or organization, including the Consultant him or herself, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.  "Competing Product" means any product, process, or service of any person or organization other than the Company, in existence or under development, which both (A) is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, on which the Consultant works during the Term or about which the Consultant acquires Confidential Information, and (B) is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

12.Inventions.  For purposes of this Agreement, the term "Inventions" shall mean any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets (whether or not patentable or registrable under copyright or similar laws) which relate to the business of the Company and which the Consultant either (i) solely or jointly conceives, develops, or reduces to practice during Company time, at the Company's direction, or using Company equipment or resources; or (ii) solely or jointly conceives, develops, or reduces to practice based on Company Confidential Information.  The Consultant will promptly make full written disclosure of Inventions to the Company and will hold such Inventions in trust for the sole right and benefit of the Company.  The Consultant hereby assigns to the Company all the Consultant's right, title and interest in and to Inventions.  Without limiting the foregoing, the Consultant further acknowledges that all Inventions (x) which are original works of authorship; (y) which are made

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 4 of 9

by the Consultant (solely or jointly with others) within the scope of the Consultant's engagement hereunder; and (z) which are protectable by copyright, shall be deemed, to the extent applicable, “works made for hire,” as that term is defined in the United States Copyright Act.  It is agreed and understood that Consultant inventions, original works of authorship, developments, concepts, improvements, or trade secrets (whether or not patentable or registrable under copyright or similar laws), which do not qualify as “Inventions” hereunder, shall not be subject to this Section 13.

13.Patent and Copyright Registration.  The Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

14.Termination.  This Agreement may be terminated without liability as follows:

(a)For Cause.  If either Party is in material breach, the non-breaching party may terminate this Agreement upon providing the breaching party (a) with written notice, specifying the breach, and (b) with a ten (10) day opportunity to cure, commencing upon the effective date of such notice.

15.Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Sections the applicable part of 6 (success fee) 9, 11, 12, 14, and 17.

16.Return of Property.  Consultant expressly agrees that upon completion of this or her consulting services under this Agreement, or at any time prior to that time upon request of the Company, Consultant will return to the Company all property of the Company obtained or received by Consultant during the Term of this Agreement including, but not limited to, any and all files, computers, computer equipment, software, diskettes or other storage media, documents, papers, records, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company or its customers or operations.

17.No Oral Modification.  This Agreement may not be changed orally, and no modification, amendment, or waiver of any provision contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto, unless made in writing and signed by such party.

18.Entire Agreement.  This Agreement contains the entire agreement between the Parties and supersedes any and all previous agreements of any kind whatsoever between them, whether written or oral, and all prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.  This is an integrated document.

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 5 of 9

19.Severability.  In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

20.Governing Law.  This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of California and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.  The Parties (i) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the District of California, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Alameda County, California; (ii) consent to the jurisdiction of any such court; and (iii) waive any objection which they may have to the laying of venue in any such court.  The Parties also consent to the service of process, pleadings, notices or other papers by regular mail, addressed to the party to be served, postage prepaid, and registered or certified with return receipt requested.

21.Arbitration. By execution hereof, the parties hereto expressly agree that upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable, arising between the parties in any way arising out of any of the provisions contained in this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) and in Los Angeles, California.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) except as otherwise specified herein.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitrator shall resolve all disputes in accordance with the applicable substantive law.  A single arbitrator shall be chosen and shall decide the dispute, unless the amount sought in the dispute exceeds $100,000, in which case a panel of three arbitrators shall decide the dispute.  In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the arbitrator(s) shall make specific, written findings of fact and conclusions of law.  In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the parties shall have, in addition to the limited statutory right to seek a vacation or modification of an award pursuant to applicable law, the right to vacation or modification of any award that is based, in whole or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for a vacation or modification of such an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the dispute within 15 days from the date the award is rendered.  The findings of fact of the arbitrator(s) shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.  No provision of this Agreement nor the exercise of any rights hereunder shall limit the right of any party, and any party shall have the right during any dispute, to seek, use, and employ ancillary or preliminary remedies, such as injunctive relief (including, without limitation, specific performance), from a court having jurisdiction before, during, or after the pendency of any arbitration.  The institution and maintenance of any action for judicial relief or pursuit of provisional or ancillary remedies shall

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 6 of 9

not constitute a waiver of the right of any party to submit any dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.

22.Remedies.  The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

23.Notices.  All notices, requests, consents, approvals and other communications required or permitted under this Agreement ("Notices") shall be in writing and shall be delivered to the addresses listed above, by mail, by hand, or by facsimile transmission, unless otherwise provided in this Agreement.  Such Notices shall be effective (i) if sent by mail, three business days after mailing; (ii) if sent by hand, on the date of delivery; and (iii) if sent by facsimile, on the date indicated on the facsimile confirmation.  Any party may change its address or facsimile number for notification purposes by giving all of the individuals and entities noted above notice, in accordance with the notice provisions set forth in this Section, of the new address or facsimile number and the date upon which it will become effective.

24.No Assignment.  Neither this Agreement nor any portion hereof is assignable.

25.Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

(Page left intentionally blank)

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 7 of 9

IN WITNESS, WHEREOF, the Parties hereto have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year above stated.

PEARTRACK SECURITY SYSTEMS, INC.

By:  /s/ Kyle W. Withrow

Name: Kyle W. Withrow

Title:   Chief Executive Officer

CONSULTANT

By:  /s/ Calli R. Bucci

Name: Calli R. Bucci

Title:   Chief Financial Officer

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 8 of 9

EXHIBIT “A”

CONSULTANT SERVICES

AND

PAYMENT SCHEDULE

PAYMENT SHEDULE

1.Monthly Cash Compensation. The Consultant shall receive US $12,500.00 per month for 30 days of services per month, apart from the deferrals outlined in Section 6 a), 6 b) & 6 c) of this Agreement.  Payment shall be made on the fifth (5th) of each month for a period of thirty-six (36) months.

2.Stock Compensation.The Consultant shall receive Options to purchase common shares of the Company as part of the Company’s Employee Stock Option Plan.  The Consultant shall receive a total of five hundred thousand (500,000) options with a strike price of ten cents ($.10) per share.  The options will vest quarterly over a period of twenty (24) months.

PearTrack Security Systems, Inc.Consulting Agreement

MJ Management Services Inc.Page 9 of 9